          AMENDMENT NO. 1 to AGREEMENT AND PLAN OF REORGANIZATION

     This AMENDMENT AGREEMENT ("Amendment") executed as of August 2, 1996 is by and among the following parties:

     BROWN DISC PRODUCTS COMPANY, INC., a Colorado corporation (herein called "BDPC");

     BROWN DISC ACQUISITION CORP., a Colorado corporation recently organized by BDPC as a wholly-owned subsidiary of BDPC (herein called the "BDPC Subsidiary");

     KIMBROUGH COMPUTER SALES INC. 3SI, INC., a Colorado corporation (herein called "KSI;3SI");

     RONALD H. COLE, an individual (herein called "COLE"); and

     FRANK BACKES, FREDERICK SLACK and FELIPE LARRY VALDEZ (herein called the "KSI;3SI Shareholders").

                             R E C I T A L S:

     WHEREAS, the parties hereto have entered into that certain
Agreement and Plan of Reorganization dated May 1996  (the
"Reorganization Agreement"); and

     WHEREAS, since execution of the Reorganization Agreement, BDPC has (1) entered into an agreement dated June 7, 1996 with the Small Business Administration to modify BDPC's payment obligations; (2) received gross proceeds of $689,750 from the issuance and sale of 275,900 shares of BDPC Common Stock in a private placement; and (3) certain other changes in BDPC's capitalization have occurred; and (4) KSI;3SI and NETCOM On-Line Communication Services, Inc. have entered into an agreement as publicly announced by NETCOM On-Line Communication Services, Inc.

     WHEREAS, Cole and BDPC are not now assured that they can raise sufficient additional equity capital to satisfy the conditions of
Section 4.1 (a) and (b) of the Reorganization Agreement; and

     WHEREAS, the parties desire to amend certain provisions of the Reorganization Agreement as provided by this Amendment;

     NOW, therefore, in consideration of the premises, the parties agree as follows:

A. Terms defined in the Reorganization Agreement shall have the same meanings when used in this Amendment as defined in the Reorganization Agreement, except to that extent any such definition is expressly modified and amended by this Amendment.

B.   The paragraph set forth in Section 2 of the Reorganization
Agreement is amended in its entirety to read as follows:


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          "Subject to the terms and conditions of the Reorganization
     Agreement, the closing of the transactions contemplated by the Reorganization Agreement (the "Closing") shall take place at the offices of BROWN DISK PRODUCTS COMPANY, INC., commencing at 10:00 A.M. local time on September 15, 1996 (the "Closing Date"), subject to the satisfaction of all conditions precedent to the obligations of the parties to consummate the transactions contemplated by the Reorganization Agreement. The Closing Date may be adjourned by mutual agreement between BDPC and KSI;3SI to any other mutually convenient date, but not later than September 15, 1996."

C. The two paragraphs comprising subclause A to Section 3.2.1 of the Reorganization Agreement are hereby amended in their entirety to read as follows:

     "A. all of the issued and outstanding shares of KSI;3SI Common Stock immediately prior to the Effective Time shall cease to be issued and outstanding, and each such share of KSI;3SI Common Stock shall become, and be converted into, a right to receive a pro rata share of 60% of the fully diluted issued and outstanding BDPC Common Stock after giving full effect to completion of the private placement offering of newly-issued BDPC common stock contemplated by the provisions of
          Section 4.1 of this Agreement, and after giving full effect to all conversions of Preferred Stock and all exercise of existing warrants with respect to BDPC Common Stock prior to or after the Closing Date.

          Each holder of record of KSI;3SI Common Stock immediately prior to the Effective Time shall receive at Closing that number of full shares of BDPC Common Stock, representing his or her pro rata share of the total of 60% of the fully diluted BDPC Common Stock as the same may be calculated as of the Closing Date, and adjusted for any conversions after the Closing Date. Subsequent to Closing, and upon completion of the private placement offering of a newly-issued BDPC common stock contemplated by the provisions of
          Section 4.1 of this Agreement in accordance with the terms of such offering, additional shares of BDPC shall be issued on a pro rata basis to the holders of record of KSI;3SI Common Stock to provide for any adjustment necessary to give those KSI;3SI holders 60% of the fully diluted aggregate shares of BDPC Common Stock arising as a result of the issuance and sale by BDPC of newly-issued BDPC common stock subsequent to Closing hereunder in a private placement offering as contemplated by the provisions of Section 4.1 or any conversions of preferred stock or warrants into newly-issued BDPC Common Stock prior to or subsequent to the Closing Date; provided, however, that no fractional shares of BDPC Common Stock shall be issued in distribution of the Merger Consideration and, in lieu f fractions, each such fractional share (after taking into account all shares to which the holder thereof is entitled) shall be rounded up to a full share of BDPC Common Stock in lieu of such fractional interest."

D. The first paragraph of Subsection 4.1(b) of the Reorganization Agreement is hereby amended in its entirety to read as follows:


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     "(b) After giving effect to the payment and settlement of BDPC's past due debts and liabilities, as aforesaid, the net cash available to BDPC and the Surviving Corporation at Closing shall be not less than at least $1,250,000 in cash available for future working capital to finance continuing operations of the Surviving Corporation after Closing and other purposes determined by mutual agreement of BDPC and KSI;3SI, after (i) payment of all offering expenses for the sale of newly issued BDPC shares, (ii) $165,512.50 remaining to be paid to the Riders from proceeds of the newly issued BDPC shares, and (ii) $2,214,365 to finance the acquisition of KSI;3SI as elsewhere provided by this Agreement.

          Notwithstanding the foregoing, the private placement offering of newly issued shares of BDPC Common Stock shall continue shall continue in accordance with the terms of such offering after minimum funds required hereafter have been received, but not to exceed an aggregate private placement offering of $5,000,000, and the number of shares of BDPC Common Stock issuable to the KSI;3SI Shareholders under this Agreement shall be adjusted after Closing hereunder and upon the final completion of such private placement offering in accordance with Section 3.2.1-A of this Agreement so that such KSI;3SI Shareholders will hold 60% of all BDPC Common Stock, after giving effect to all transactions provided for herein, either prior to or subsequent to Closing.

          The parties understand and agree that the obligations of BDPC to the Small Business administration have been renegotiated and that said indebtedness shall not be considered a past due debt of BDPC for purposes of this Agreement except to the extent of payments, if any, currently due under such negotiated terms."

E. The parties acknowledge that the issuance and sale by BDPC in June 1996 of 275,900 shares of BDPC Common Stock in a private placement for gross proceeds to BDPC of $689,750 shall not be deemed a breach of the provisions of Section 5.5 of the Reorganization Agreement; provided that all of the proceeds thereof are used to pay past due debts of BDPC or to fund working capital of the Surviving Corporation; and further provided that the parties acknowledge KSI;3SI had no participation in or responsibility for such private placement, and therefore BDPC and Cole agree to indemnify and hold harmless KSI;3SI and its shareholders, officer and directors against any and all liability, including reasonable attorneys fees, arising from such private placement.

F. Section 6.5 of the Reorganization Agreement is amended to complete the blanks therein as follows:

     "The authorized capital stock of KSI;3SI consists of 50,000 shares of KSI;3SI Common Stock. As of the date hereof, there are 300 shares of KSI;3SI Common Stock issued and outstanding and no further shares will be issued prior to the Closing of the Reorganization."

G. BDPC and Cole acknowledge and consent to the execution of an agreement between KSI;3SI and NETCOM On-Line Communication Services, Inc. in the form previously provided by KSI;3SI to BDPC and as publicly announced by NETCOM On-Line Communication Services, Inc. on July 15, 1996."
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H.   Section 12(A) of the Reorganization Agreement is hereby amended in its entirety to read as follows:

     "(A) 2,391,217 current Class A and 741,379 Class B Warrants will be cancelled."

I    Except as expressly amended herein, the Reorganization Agreement is hereby confirmed, ratified and approved by the undersigned parties hereto as of the date of this Amendment, subject to the express conditions contained in the Reorganization Agreement.

          BROWN DISC PRODUCTS COMPANY, INC.

          By:  /s/  Ronald H. Cole
          ---------------------------------
          Ronald H. Cole, Chairman and Chief Executive Officer


          BROWN DISC ACQUISITION CORP.

          By:  /s/  Ronald H. Cole
               ----------------------------------
          Ronald H. Cole, President and Chief Executive Officer


          KIMBROUGH COMPUTER SALES INC. 3SI, INC.

          By:
               ----------------------------------
          Larry Valdez, President


          By: /s/  Frank Backes
               ----------------------------------
          Frank Backes, Vice President


          By: /s/  Fred Slack
               ----------------------------------
          Fred Slack, Chief Executive Officer

INDIVIDUALS:
          /s/  Ronald H. Cole
               ----------------------------------
          RONALD H. COLE, an individual

          /s/  Frank Backes
               ----------------------------------
          FRANK BACKES, an individual

          /s/  Frederick Slack
               ----------------------------------
          FREDERICK SLACK, an individual


               ----------------------------------
          FELIPE LARRY VALDEZ, an individual